Exhibit 99.1

Aelita Software Corporation

Omnibus Stock Option Plan

March 15, 2000

(Amended and Restated October 1, 2000 & further Amended December 1, 2001 & October 4, 2002)

1.	Purpose and Scope

The purposes of this Aelita Software Corporation Omnibus Stock Option Plan (the “Plan”) are as follows:

a.	Encourage Stock Ownership. To encourage stock ownership by certain Key Employees, Outside Directors, consultants and advisors of the Company or of Affiliates of the Company,

b.	Provide a Profit Incentive. To provide an incentive for key personnel to expand and improve the profits and prosperity of the Company, and

c.	Enhance Recruiting Efforts. To assist the Company or Affiliates of the Company in attracting and retaining key personnel through the grant of Options to purchase shares of the Company’s Stock.

The Plan has been approved by the shareholders of the Company concurrently with its adoption by the Board of Directors on March 15, 2000.

The Plan was amended and restated on October 1, 2000 and October 4, 2002 to provide for the issuance of Non-Statutory Stock Options to Outside Directors, consultants and advisors who are not employees of the Company. The Plan was further amended on December 1, 2001 to reserve an additional 240,000 share of non-voting common stock for issuance pursuant to the Plan so that a total of 2,000,000 shares of non-voting common stock are reserved for issuance under the Plan. The plan was further amended on October 4, 2002 to reserve an additional 600,000 shares of non-voting common stock for issuance pursuant to the Plan so that a total of 2,600,000 shares of non-voting common stock are reserved for issuance under the plan.

2.	Definitions

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan unless the context otherwise requires, and for the purposes of such definitions, the singular shall include the plural and the plural shall include the singular:

a.	“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control”

means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, “Affiliate” shall also mean each general partner and limited partner of such Person.

b.	“Board” shall mean the Board of Directors of the Company.

c.	“Code” shall mean the Internal Revenue Code of 1986, as amended, before or after the date of the Plan.

d.	“Committee” shall mean the Option and Compensation Committee appointed by the Board or any successor committee designated by the Board, which shall be comprised of members of the Board, and shall have at least three (3) members. If a Committee is not designated, the Board shall serve as the Committee.

e.	“Company” shall mean Aelita Software Corporation, a Delaware corporation, and its subsidiaries.

f.	“Corporate Transaction” shall mean any one of the following:

1)	Initial Public Offering, meaning the sale in an underwritten public offering registered under the 1933 Act of shares of the Company’s Stock approved by the Board.

2)	Mergers or Asset Purchases, meaning any transaction or series of transactions pursuant to which any Person(s) other than Affiliates of the Company in the aggregate acquire(s) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or all or substantially all of the Company’s assets determined on a consolidated basis.

g.	“Disabled Employee” shall mean a Key Employee who is “permanently and totally disabled” as defined in Section 22(e)(3) of the Code.

h.	“Exercise Date” shall be the first date on which there is delivered to the Company both of the following:

1)	Written notice of the exercise of an Option issued under the Plan, and

2)	Payment of the exercise price for the purchased shares.

i.	“Fair Market Value” of the Stock shall be determined in good faith by the Committee or, in the absence of the Committee, by the Board. The determination shall be final and binding on all persons.

j.	“Grant Date” shall mean the date on which a recipient receives the right to earn Options.

k.	“Key Employee” shall mean an employee of the Company or an employee of an Affiliate of the Company to whom an Option is granted under the Plan.

l.	“Non-Statutory Stock Options” shall mean Options which are designated as such pursuant to Section 5 of the Plan and which do not qualify as incentive stock options under Section 422 of the Code.

m.	“Option” shall mean a right in the form of an option to purchase Stock granted under the Plan.

n.	“Option Price” shall mean the purchase price for Stock under an Option, as determined by the Committee in accordance with Section 6 below.

o.	“Outside Director” means any director who is not an employee of the Company or an Affiliate.

p.	“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

q.	“Plan” shall mean this Aelita Software Corporation Omnibus Stock Option Plan.

r.	“Statutory Stock Options” shall mean Options designated as such pursuant to Section 5 of the Plan and which qualify as incentive stock options under Section 422 of the Code.

s.	“Stock” shall mean the Common Stock of the Company, whether voting or non-voting.

t.	“Vesting Effective Date” means the date assigned by the Committee in order to commence the schedule for the vesting of the Options granted to a particular recipient. The Vesting Effective Date may be a date that precedes the date on which the Options were granted to the recipient.

u.	“1933 Act” means the Securities Act of 1933, as amended before or after the date of the Plan.

v.	“1934 Act” means the Securities Exchange Act of 1934, as amended before or after the date of the Plan.

3.	Stock Subject to Options

a.	Stock that may be Issued under the Plan. Subject to the provisions of Section 15 of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 2,600,000 shares. Such shares may be authorized but unissued shares of Stock or issued shares of Stock reacquired by the Company. If for any reason any shares of Stock as to which an Option has been granted cease to be subject to purchase thereunder, then (unless the Plan shall have terminated) such shares shall become available for subsequent awards under the Plan in the discretion of the Committee.

b.	Effect of Change in Shares. If any change is made to the Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Stock as a class without receipt of consideration, then the appropriate adjustments shall be made by the Committee to:

1)	The aggregate number and/or class of shares of Stock issuable under the Plan to reflect the effect of such change upon the Company’s capital structure, and

2)	The number and/or class of shares of Stock and the exercise price per share of the stock subject to each outstanding Option in order to preclude the dilution or enlargement of benefits thereunder.

All adjustments made by the Committee or in the Committee’s absence, the Board, pursuant to this paragraph shall be final, binding and conclusive.

4.	Plan Administration

a.	Committee Role. The Plan shall be administered by the Committee, or in the absence of the Committee, the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee shall have full authority in its discretion, subject to and not inconsistent with the express provisions of the Plan and with Section 16 of the 1934 Act:

1)	to grant Options;

2)	to determine the Option Price and term of each Option, the Key Employees and other personnel to whom, and the time or times at which Options shall be granted and the number of shares of Stock to be covered by each Option;

3)	to determine the Vesting Effective Date, that may be retroactive to a date prior to the effective date of the Plan;

4)	to interpret the Plan;

5)	to prescribe, amend, and rescind rules and regulations relating to the Plan;

6)	to determine the vesting schedule for all Options issued pursuant to the Plan and in the sole discretion of the Committee to accelerate the vesting of Options previously issued pursuant to the Plan;

7)	to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with the grant of Options; and

8)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

b.	Committee Governance. Members of the Committee may participate in a meeting of the Committee by means of conference telephone, and such participation shall constitute presence in person at the meeting. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee shall provide quarterly reports to the Board regarding all actions the Committee has taken with respect to the grant of Options hereunder. The Committee may employ attorneys, consultants, accountants, or other persons, and may rely upon the advice, opinions, or valuations of such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Key Employees and other recipients, the Company, and all other interested persons.

c.	Committee Indemnification. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan; and all members of the Committee shall be fully protected by the Company in respect of any such action, determination, or interpretation.

d.	Expiration of the Plan. No Option grants shall be made under the Plan after the tenth anniversary of the adoption of the Plan.

5.	Statutory and Non-Statutory Stock Options

All Options that are granted under the Plan shall be designated as Statutory Stock Options or Non-Statutory Stock Options.

Statutory Stock Options shall be granted only to employees of the Company and shall be subject to the following terms and conditions:

a.	Option Price. The option price per share of the Stock subject to a Statutory Stock Option shall not be less than 100% of the Fair Market Value per share of Stock on the grant date.

b.	10% Stockholder. If any individual to whom a Statutory Stock Option is granted is on the Grant Date the owner of stock (as determined under Section 424(d) of the Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company (such person is herein referred to as a “10% Stockholder”), then:

1)	The option price per share shall not be less than 110% of the Fair Market Value per share of Stock on the Grant Date; and

2)	The maximum term of the option shall not exceed 5 years from the Grant Date.

c.	Dollar Limitation. The aggregate fair market value (determined on the basis of Fair Market Value on the respective date or dates of grant) of the Stock for which one or more Statutory Stock Options granted to any Key Employee under the Plan (or any other option plan of the Company) may for the first time become exercisable during any one calendar year shall not exceed $100,000. If the Employee holds two or more Statutory Stock Options that become exercisable for the first time in the same calendar year, the foregoing limitation shall be applied on the basis of the order in which such options were granted.

d.	Term and Exercise of Option.

1)	No Statutory Stock Option shall have a term in excess of 10 years from the Grant Date.

2)	No Option shall be transferable except by will or by the laws of descent and distribution.

3)	No Option shall be exercisable during the lifetime of the Key Employee by a person other than such Key Employee.

4)	A Disabled employee may exercise an incentive stock option up to six (6) months after termination of employment; non-Disabled employees may have only three (3) months after termination of employment to exercise their options, in accordance with the Plan and the individual Grant.

6.	Option Price

The Option Price for each share of Stock under each Option shall be determined by the Committee, or in the absence of the Committee, the Board. The Option Price for all Statutory Stock Options shall not be less than the Fair Market Value of the Stock at the date that it is granted, in accordance with Section 422 of the Code.

7.	Terms and Conditions of Options

Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements (“Option Agreements”) in such form as the Committee shall from time to time approve. Such Option Agreements shall comply with and be subject to the following terms and conditions:

a.	Vesting of Options. Each Option shall give the recipient the right to purchase share of Stock under such Option only in accordance with the vesting schedule established by the Committee at the time of the granting of the Option. The Option shall terminate and no shares of Stock may be purchased thereunder more than ten years after the date of grant. No further vesting shall occur after a Key Employee’s termination of employment with the Company.

b.	Exercise Limitations. In no event shall an Option be exercisable by a recipient who is subject to the provisions of Section 16(b) of the 1934 Act in a manner, or during a period of time, that would constitute a violation of any such applicable provisions. No Option may have an Exercise Date after the expiration of ten (10) years from the Grant Date (although the term of an Option may be for a shorter period as provided in the Option Agreement). No Option may be exercised for a fractional share of Stock. No Option Agreement shall impose upon the Company any obligation to employ a Key Employee, contract with a consultant or advisor or maintain an Outside Director on the Board for any period of time.

c.	Time and Method of Payment. The Option Price shall be paid on the Exercise Date in United States Dollars, or by check, bank draft, or money order payable to the order of the Company, or by payroll deduction, or by the exchange of shares in the Company if requested by the recipient and approved by the Committee. Promptly after the exercise of an Option and the payment of the full Option Price, the recipient shall be entitled to the issuance of a stock certificate evidencing the recipient’s ownership of the appropriate number of shares of Stock. A recipient shall have none of the rights of a shareholder until shares are issued to him or her, and no adjustment with respect to such recipient will be made for dividends or other rights which accrue prior to the date such stock certificate is issued.

d.	Number of Shares. Each Option shall state the total number of shares of Stock to which it pertains. The number of shares to which a recipient is entitled under an

Option shall be reduced by the number of Shares covered by the Option as to which the recipient has partially exercised the recipient’s rights.

8.	Termination of Employment of a Key Employee

a.	Termination of Employment by Company. If the employment of a Key Employee is terminated by the Company for any reason (except as set forth in Section 9 below), any Option to which the Key Employee is entitled at the date of termination of employment may, subject to the provisions of the grant, be exercised at any time within the thirty (30) day period following the date of such termination, but in no case later than the date on which the Option terminates.

b.	Termination of Employment by Key Employee. If the employment of a Key Employee is terminated by the Key Employee for any reason (except as set forth in Section 9 below), no option may thereafter be exercised.

c.	Committee Discretion Regarding the Terms of Individual Grants. Any Option, or any rules and regulations relating to the Plan, may contain such provisions as the Committee shall approve with respect to the determination of the date employment terminates and the effect of leaves of absence.

d.	Rights of the Company not Affected. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer upon any Key Employee any right to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate such employment at any time.

9.	Rights in Event of Termination For Cause, Retirement, Death or Disability of a Key Employee

a.	Termination for Cause. If the employment of a Key Employee with the Company is terminated by the Company for Cause, no Option may, subject to the provisions of the grant, thereafter be exercised. Termination of employment of a Key Employee shall be for Cause if the termination qualifies as a termination for Cause under any employment agreement in effect between such Key Employee and the Company or an Affiliate of the Company, or if the Key Employee breaches the Company’s Standards of Business Conduct, or if the cause for termination involves conduct that materially adversely affects the Company or any Affiliate of the Company.

b.	Termination because of Retirement, Death or Disability. In the case of the Key Employee’s retirement, death, or Disability, the only Options that may be exercised are those that the Key Employee would have been able to exercise as of the date of the Key Employee’s termination of employment. In no event, however, shall any Option be exercisable later than the date on which the Option terminates.

1)	Retirement or Death. In the event of termination of employment because of the Key Employee’s retirement at or after the attainment of age 65, or because of the Key Employee’s death, the Key Employee or the Key Employee’s legatees, heirs, or legal representative, as the case may be, shall have the right for three (3) months after the Key Employee’s retirement or death, as the case may be and subject to the provisions of the grant, to exercise any of the Key Employee’s Options.

2)	Disability. In the event of termination of employment because of the Key Employee’s Disability, the Key Employee or Key Employee’s legal representative, as the case may be, shall have the right for six (6) months after the Key Employee’s Disability, as the case may be and subject to the provisions of the grant, to exercise any of the Key Employee’s Options.

10.	Termination of Membership on the Board of an Outside Director.

If an Outside Director’s membership on the Board terminates for any reason other than death, an Option held at the date of such termination may be exercised to the extent then exercisable in whole or in part at any time within 90 days after the date of such termination (but in no event after the term of the Option expires) and shall thereafter automatically terminate. Any Options which may not be exercised as of the date of termination shall expire immediately, and may not be exercised following such time. In the event of any Outside Director’s death, an Option held at the date of death may be exercised following such time. In the case of an Outside Director’s death, an Option held at the date of death may be exercised to the extent then exercisable in whole or in part at any time within one (1) year after the date of death (but in no event after the term of the Option expires) and shall thereafter automatically terminate. Such Option may be exercised by the person or persons (including his/her estate) to whom his/her rights under such Option shall have passed by will or by the laws of descent and distribution. Any Options which may not be exercised as of the date of death shall expire immediately and may not be exercised following such time.

11.	No Obligations to Exercise Option

The granting of an Option shall impose no obligation upon the recipient to exercise such Option.

12.	Transferability of Option

Options shall not be transferable other than by will or by the laws of descent and distribution, and during a recipient’s lifetime shall be exercisable only by such recipient or, in case of the recipient’s disability, the recipient’s legal representative.

13.	Termination of Option Upon a Corporate Transaction

If a Corporate Transaction occurs, all Options, whether vested or not vested, that have not been exercised prior to or in connection with the Corporate Transaction shall terminate and be of no further force and effect unless the Board, in its sole discretion, acts to waive the provisions of this Section with respect to all or some of the Options. The grant of Options under the Plan shall not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.	Company’s Option to Repurchase Shares of Stock

a.	Option to Repurchase. If a recipient exercises his or her Option and acquires shares of Stock (the “Shares”), the Company shall have the option (the “Repurchase Option”) to repurchase the Shares from the recipient pursuant to the terms and conditions set forth in this Section.

b.	Repurchase Price. The purchase price for each Share shall be the Fair Market Value of each Share as determined in good faith by the Board of Directors on the date of notice to the shareholders of the repurchase.

c.	Notice of Repurchase. The Board may exercise the Repurchase Option by sending written notice through the U.S. Mail or by courier to the recipient on or before six months after the date the recipient becomes the record owner of the Shares. The closing of the purchase of the Shares shall take place at the main business office of the Company on a date designated by the Company that is not less than five (5) days nor more than thirty (30) days after the notice is sent to the recipient.

d.	Manner of Payment. The Company will pay for the Shares by delivery of a check or wire transfer of funds in the amount of the purchase price. The Company may offset against the purchase price amounts outstanding under any bona fide debts owed by the recipient to the Company.

e.	Representations and Warranties. The Company shall be entitled to receive customary representations and warranties from the recipient regarding the sale of the Shares and to require that the recipient’s signature be guaranteed.

f.	Termination of Repurchase Rights. The Company’s repurchase rights set forth in this Section 14 shall terminate as of the effective date of the Company’s Initial Public Offering.

15.	Amendment and Termination

The Board, by resolution, may amend or revise the Plan to the extent the Board deems necessary or appropriate. The Board may terminate the Plan at any time. No amendment, revision or termination of the Plan may, without the written consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as otherwise authorized in this Plan. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years following the date that the Plan is adopted by the Board, at which time no further Options shall be granted hereunder.

16.	Agreements and Representations of Employees

a.	Acquiring Stock for Investment Purposes. As a condition to the exercise of any Option, the Company may require the recipient exercising such Option to represent and warrant that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required or desirable under the 1933 Act, or any other applicable law, regulation, or rule of any governmental agency. The Company also may require, if its counsel deems it required or desirable under the 1933 Act or any other applicable law or regulation, as a condition to the exercise of any Option, that the recipient exercising such Option represent and warrant that he or she will not sell or offer to sell any shares of Stock acquired at exercise unless a registration statement shall be in effect with respect to such shares under the 1933 Act and any applicable state securities laws, or unless he shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, that such registration is not required. Certificates representing the shares of Stock acquired at exercise may, at the discretion of the Company, bear a legend to the effect that such shares have not been registered under the 1933 Act or any applicable state securities laws, and that such shares may not be sold or offered for sale in the absence of an effective registration statement as to such shares under the 1933 Act and any applicable state securities laws, or an opinion, in form and substance satisfactory to the Company, that such registration is not required. The Company may also require that, as a condition to a recipient’s exercise of an Option, the recipient must execute and agree to be bound by the terms of any shareholder agreement.

b.	Withholding. With respect to the exercise of any Option granted under this Plan, each recipient shall fully and completely consent to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender. Upon the partial or full exercise of an Option, in the discretion of the Committee and if the recipient so elects by providing notice to the Company, the stock certificate representing the Shares of Stock to be issued upon exercise shall be for the appropriate number of shares less the number, rounded up for any fraction to the next whole number, that have a fair market value (as of the date of exercise) equal to such amount as is determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements. The Company shall promptly remit, or cause to be remitted, to the appropriate taxing authorities the amount so withheld. Although the stock certificate delivered to the recipient will be for a net number of shares, such recipient shall be considered, for tax purposes, to have received the number of shares of Stock equal to the full number of shares of Stock as to which the Option has been exercised.

c.	Confidentiality. As a condition to the grant of any Option, the recipient shall agree with the Company that the recipient will keep confidential all information and knowledge which the recipient may possess relating to the manner and amount of the recipient’s participation in the Plan; provided that such information may be given in confidence to the recipient’s spouse and may be given in confidence to a financial institution to the extent that such information is necessary in order to secure a loan. In the event of a breach of confidentiality, the Committee, in its discretion, shall have the authority to cease all future vesting of the recipient’s Options hereunder.

d.	Pledge of Stock. With respect to the exercise of any Option granted under this Plan, each recipient shall, if required by the Board, pledge all Shares of Stock to be issued to the recipient upon exercise of such Option to any Person (the “Lender”) from whom the Company has borrowed funds, if the Lender requires that all or substantially all of the issued and outstanding Stock be pledged to secure the repayment of such borrowed funds. If a pledge of the Shares is required, the recipient shall deliver to the Lender the stock certificate(s) representing the Shares with a stock power executed in blank.

17.	Reservation of Shares of Stock

The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

18.	Effective Date of Plan

The Effective Date of this Plan is March 15, 2000. This Plan was amended and restated on October 1, 2000 to provide for the issuance of Non-Statutory Stock Options to Outside Directors and advisors who are not employees of the Company. The Plan was further amended on December 1, 2001 to reserve an additional 240,000 share of non-voting common stock for issuance pursuant to the Plan so that a total of 2,000,000 shares of non-voting common stock are reserved for issuance under the Plan. The Plan was further amended on October 4, 2002 to reserve an additional 600,000 shares of non-voting common stock for issuance pursuant to the Plan so that a total of 2,600,000 shares of non-voting common stock are reserved for issuance under the Plan.

The foregoing Aelita Software Corporation Omnibus Stock Option Plan was adopted by the Board of Directors of Aelita Software Corporation on March 15, 2000 and amended and restated by the Board of Directors on October 1, 2000, December 1, 2001 and October 4, 2002.

William H. Largent, Secretary